Exhibit 99.1

SWM ANNOUNCES SENIOR MANAGEMENT CHANGES

ALPHARETTA, GA, November 28, 2011.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the following executive management changes effective immediately:

Peter J. Thompson, age 49, current Executive Vice President - Finance and Strategic Planning, is resigning to pursue other opportunities. Mr. Thompson held the position of Treasurer and Chief Financial Officer from August 2006 to August 2008 and reassumed this position with expanded duties related to strategic planning in January 2009. At the time Mr. Thompson stepped back into the CFO position in 2009, it was with the understanding that he would remain as the Chief Financial Officer for a limited period of time while certain key strategic objectives around LIP and RTL were accomplished. Those goals have been met and Mr. Thompson is now resuming pursuit of his other interests that he suspended in 2008, but will remain available to the Company to consult as requested during the transition. A recruiting process has been initiated to permanently replace Mr. Thompson. In the interim, Mark A. Spears, Corporate Controller, age 49, is appointed interim Chief Financial Officer and Treasurer pending completion of the recruiting process. Mr. Spears has served as our Corporate Controller since March 2008. Mr. Spears joined the company in 1995 as Corporate Reporting Manager and subsequently served in progressive roles in the Controller department including Director of Corporate Reporting and Assistant Controller. Prior to joining SWM, Mr. Spears was an audit manager with Coopers and Lybrand LLP (now PricewaterhouseCoopers) from 1984 to 1995.

In announcing this change Frederic Villoutreix, Chief Executive Officer, stated, "Pete did a fine job as our CFO and was instrumental in all of our business strategies, restructuring initiatives, planning and controls, and maintaining investor and banking relations.   We wish Pete well in his future endeavors and express our appreciation for his many contributions during his fifteen years at SWM. I further appreciate that Mark will very capably assume the interim CFO responsibilities while we complete the recruiting process to find the best possible candidate to lead SWM's financial organization into the future.”

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

SOURCE SWM

Contact:
Scott Humphrey
+1-770-569-4229
Or
Vera Arthur
+1-770-569-4293

Web Site: http://www.swmintl.com